Exhibit 99.2

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Consolidated Balance Sheets

As of December 31,

(in thousands, except per unit amounts)

	2005	2004
ASSETS
Real estate investments:
Land and improvements	$675,050	$710,379
Buildings and tenant improvements	4,156,456	4,666,715
Construction in progress	227,066	109,788
Investments in unconsolidated companies	301,322	287,554
Land held for development	429,270	393,100
	5,789,164	6,167,536
Accumulated depreciation	(754,742)	(788,900)
Net real estate investments	5,034,422	5,378,636

Cash and cash equivalents	26,858	5,770
Accounts receivable, net of allowance of $1,093 and $1,238	31,342	17,127
Straight-line rent receivable, net of allowance of $1,538 and $1,646	95,948	89,497
Receivables on construction contracts, including retentions	50,035	59,342
Deferred financing costs, net of accumulated amortization of $14,113 and $9,006	27,118	31,924
Deferred leasing and other costs, net of accumulated amortization of $112,246 and $88,888	227,648	203,882
Escrow deposits and other assets	153,316	108,466
	$5,646,687	$5,894,644
LIABILITIES AND PARTNERS’ EQUITY
Indebtedness:
Secured debt	$167,255	$203,081
Unsecured notes	2,050,396	2,315,623
Unsecured line of credit	383,000	—
	2,600,651	2,518,704
Construction payables and amounts due subcontractors, including retentions	93,137	67,740
Accounts payable	781	526

Accrued expenses:
Real estate taxes	60,883	55,745
Interest	33,022	36,531
Other	52,649	49,305
Other liabilities	135,323	105,138
Tenant security deposits and prepaid rents	34,924	39,827
Total liabilities	3,011,370	2,873,516
Minority interest	73	—

Partners’ equity:
General Partner
Common equity	1,841,932	2,214,473
Preferred equity (liquidation preferences of $657,250)	616,780	616,780
	2,458,712	2,831,253

Limited Partners’ common equity	183,650	196,422
Accumulated other comprehensive loss	(7,118)	(6,547)
Total partners’ equity	2,635,244	3,021,128
	$5,646,687	$5,894,644

See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Consolidated Statements of Operations

For the Years Ended December 31

(in thousands, except per unit amounts)

	2005	2004	2003
RENTAL OPERATIONS
Revenues:
Rental income from continuing operations	$673,691	$616,683	$558,053
Equity in earnings of unconsolidated companies	29,549	21,586	23,688
	703,240	638,269	581,741
Operating expenses:
Rental expenses	157,156	134,259	120,594
Real estate taxes	82,357	69,642	62,497
Interest expense	119,640	109,297	100,047
Depreciation and amortization	225,286	180,482	150,132
	584,439	493,680	433,270
Earnings from continuing rental operations	118,801	144,589	148,471

SERVICE OPERATIONS
Revenues:
General contractor gross revenue	380,173	357,133	286,689
General contractor costs	(348,263)	(329,545)	(259,930)
Net general contractor revenue	31,910	27,588	26,759

Property management, maintenance and leasing fees	15,925	15,000	14,731
Construction management and development activity income	30,479	25,002	15,486
Other income	3,627	3,213	1,520
Total revenue	81,941	70,803	58,496
Operating expenses	40,922	46,382	37,378

Earnings from service operations	41,019	24,421	21,118

General and administrative expense	(27,830)	(26,273)	(21,176)

Operating income	131,990	142,737	148,413

OTHER INCOME (EXPENSE)
Interest income	5,844	5,213	3,556
Earnings from sale of land, depreciable property and ownership interests in unconsolidated companies, net of impairment adjustments	14,202	10,203	15,752
Other expenses	(1,207)	(567)	(734)
Minority interest in earnings of subsidiaries	(1,438)	(1,253)	(586)
Income from continuing operations	149,391	156,333	166,401

Discontinued operations:
Net income from discontinued operations	12,469	22,055	39,387
Gain on sale of discontinued operations, net of impairment adjustments	223,858	26,246	13,024
Income from discontinued operations	236,327	48,301	52,411

Net income	385,718	204,634	218,812
Dividends on preferred units	(46,479)	(33,777)	(39,225)
Adjustments for redemption of preferred units	—	(3,645)	—
Net income available for common unitholders	$339,239	$167,212	$179,587
Basic net income per common unit:
Continuing operations	$.66	$.77	$.85
Discontinued operations	1.53	.31	.35
Total	$2.19	$1.08	$1.20
Diluted net income per common unit:
Continuing operations	$.66	$.76	$.84
Discontinued operations	1.52	.31	.35
Total	$2.18	$1.07	$1.19
Weighted average number of common units outstanding	155,059	155,281	150,280
Weighted average number of common and dilutive potential common units	155,877	157,062	151,141

See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31

(in thousands)

	2005	2004	2003
Cash flows from operating activities:
Net income	$385,718	$204,634	$218,812
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of buildings and tenant improvements	204,377	189,119	168,959
Amortization of deferred leasing and other costs	49,793	39,463	27,275
Amortization of deferred financing costs	6,154	4,904	3,626
Minority interest in earnings	1,438	1,253	586
Straight-line rent adjustment	(22,519)	(22,436)	(22,387)
Earnings from land and depreciated property sales	(238,060)	(36,449)	(28,776)
Build-for-sale operations, net	(6,295)	(41)	(20,899)
Construction contracts, net	16,196	(11,047)	(3,210)
Other accrued revenues and expenses, net	11,680	(3,787)	15,319
Operating distributions received in excess of (less than) equity in earnings from unconsolidated companies	(3,055)	10,447	8,783
Net cash provided by operating activities	405,427	376,060	368,088

Cash flows from investing activities:
Development of real estate investments	(209,990)	(145,629)	(129,199)
Acquisition of real estate investments	(285,342)	(204,361)	(201,819)
Acquisition of land held for development and infrastructure costs	(136,321)	(113,433)	(32,944)
Recurring tenant improvements	(60,633)	(58,847)	(35,972)
Recurring leasing costs	(33,175)	(27,777)	(20,932)
Recurring building improvements	(15,232)	(21,029)	(19,544)
Other deferred leasing costs	(19,425)	(16,386)	(17,167)
Other deferred costs and other assets	(16,070)	(15,413)	(24,412)
Proceeds from land and depreciated property sales, net	1,134,667	178,301	167,891
Advances to unconsolidated companies	(31,599)	(3,033)	(5,481)
Net cash provided by (used for) investing activities	326,880	(427,607)	(319,579)

Cash flows from financing activities:
Payments for repurchases of common units	(287,703)	—	—
Proceeds from issuance of common units, net	3,945	12,259	14,026
Proceeds from issuance of preferred units, net	—	338,360	96,700
Payments for redemption of preferred units	—	(102,652)	(65,020)
Redemption of warrants	—	(2,881)	(4,692)
Redemption of limited partner units	(2,129)	—	—
Proceeds from unsecured debt issuance	400,000	690,000	425,000
Payments on unsecured debt	(665,000)	(150,000)	(175,000)
Proceeds from debt refinancing	—	—	38,340
Proceeds from issuance of secured debt	—	—	40,000
Payments on secured indebtedness including principal amortization	(46,675)	(39,430)	(143,542)
Borrowings (payments) on lines of credit, net	383,000	(351,000)	46,105
Distributions to common unitholders	(290,463)	(286,913)	(275,282)
Distributions to common unitholders — special dividends	(157,904)	—	—
Distributions to preferred unitholders	(46,479)	(31,828)	(42,180)
Distributions to minority interest	(1,212)	(1,134)	(1,531)
Deferred financing costs	(599)	(30,159)	(5,867)
Net cash provided by (used for) financing activities	(711,219)	44,622	(52,943)
Net increase (decrease) in cash and cash equivalents	21,088	(6,925)	(4,434)

Cash and cash equivalents at beginning of year	5,770	12,695	17,129
Cash and cash equivalents at end of year	$26,858	$5,770	$12,695
Other non-cash items:
Assumption of debt for real estate acquisitions	$11,743	$29,854	$—
Contributions of property to unconsolidated companies	$—	$—	$5,009
Conversion of Limited Partner units to common shares of General Partner	$1,828	$11,408	$9,984
Conversion of Series D preferred units to common shares of General Partner	$—	$130,665	$—
Issuance of Limited Partner Units for real estate acquisitions	$—	$7,575	$3,187
Common shares of the General Partner repurchased and retired, not settled	$9,357	$—	$—
Issuance of Limited Partner Units for acquisition of minority interest	$15,000	$—	$—
Acquisition of partners’ interest in unconsolidated companies	$—	$—	$20,630

See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Consolidated Statements of Partners’ Equity

(in thousands, except per unit data)

			Limited	Limited	Accumulated
	General Partner		Partners’	Partners’	Other
	Common	Preferred	Common	Preferred	Comprehensive
	Equity	Equity	Equity	Equity	Income	Total
Balance at December 31, 2002	$2,203,060	$415,466	$235,473	$67,955	$(2,111)	$2,919,843
Comprehensive income:
Net income	162,041	37,321	17,546	1,904	—	218,812
Distributions to preferred unitholders	—	(37,321)	—	(1,904)	—	(39,225)
Gains (losses) on derivative instruments	—	—	—	—	2,111	2,111
Comprehensive income available for common unitholders						181,698
Capital contribution from General Partner	14,160	96,700	—	—	—	110,860
Acquisition of partnership interest for common stock of General Partner	26,546	—	(16,562)	—	—	9,984
Acquisition of property in exchange for Limited Partner Units	—	—	3,187	—	—	3,187
Redemption of Series H Preferred units	—	—	—	(67,955)	—	(67,955)
Repurchase of Series D Preferred units	—	(20)	—	—	—	(20)
Conversion of Series D Preferred units	361	(361)	—	—	—	—
Exercise of General Partner warrants	(4,692)	—	—	—	—	(4,692)
Tax benefits from Employee Stock Plans	542	—	—	—	—	542
FASB 123 Compensation Expense	155	—	—	—	—	155
Distribution to General Partner	(229)	—	—	—	—	(229)
Distributions to partners ($1.83 per Common Unit)	(248,100)	—	(26,953)	—	—	(275,053)
Balance at December 31, 2003	$2,153,844	$511,785	$212,691	$—	$—	$2,878,320
Comprehensive income:
Net income	154,926	33,777	15,931	—	—	204,634
Distributions to preferred unitholders	—	(33,777)	—	—	—	(33,777)
Gains (losses) on derivative instruments	—	—	—	—	(6,547)	(6,547)
Comprehensive income available for common unitholders						164,310
Capital contribution from General Partner	12,367	338,312	—	—	—	350,679
Acquisition of Partnership interest for common stock of General Partner	25,376	—	(13,968)	—	—	11,408
Acquisition of property in exchange for Limited Partner Units	—	—	7,575	—	—	7,575
Redemption of Series E Preferred Units	—	(100,029)	—	—	—	(100,029)
General Partner’s redemption of Series D Preferred Units	—	(2,623)	—	—	—	(2,623)
General Partner’s conversion of Series D Preferred Units	130,665	(130,665)	—	—	—	—
Exercise of General Partner warrants	(2,881)	—	—	—	—	(2,881)
Tax benefits from employee stock plans	770	—	—	—	—	770
FASB 123 compensation expense	512	—	—	—	—	512
Distribution to General Partner	(45)	—	—	—	—	(45)
Distributions to partners ($1.85 per Common Unit)	(261,061)	—	(25,807)	—	—	(286,868)
Balance at December 31, 2004	$2,214,473	$616,780	$196,422	$—	$(6,547)	$3,021,128
Comprehensive income:
Net income	309,184	46,479	30,055	—	—	385,718
Distributions to preferred unitholders	—	(46,479)	—	—	—	(46,479)
Gains (losses) on derivative instruments	—	—	—	—	(571)	(571)
Comprehensive income available for common unitholders						338,668
Capital contribution from General Partner	4,143	—	—	—	—	4,143
Acquisition of Partnership interest for common stock of General Partner	18,085	—	(16,257)	—	—	1,828
Acquisition of property in exchange for Limited Partner Units	—	—	15,000	—	—	15,000
Redemption of Limited Partner Units	—	—	(2,061)	—	—	(2,061)
Tax benefits from employee stock plans	245	—	—	—	—	245
FASB 123 compensation expense	2,032	—	—	—	—	2,032
Retirement of common units	(297,060)	—	—	—	—	(297,060)
Distribution to General Partner	(42)	—	—	—	—	(42)
Distributions to partners ($1.87 per Common Unit)	(265,076)	—	(25,441)	—	—	(290,517)
Distributions to partners ($1.05 per Common Unit) — Special	(144,052)	—	(14,068)	—	—	(158,120)
Balance at December 31, 2005	$1,841,932	$616,780	$183,650	$—	$(7,118)	$2,635,244

Common Units outstanding at December 31, 2005	134,697		13,398			148,095

See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)                     The Partnership

Duke Realty Limited Partnership (the “Partnership”) was formed on October 4, 1993, when Duke Realty Corporation (the “General Partner”) contributed all of its properties and related assets and liabilities, along with the net proceeds from the issuance of additional shares of the General Partner, through an offering to the Partnership. Simultaneously, the Partnership completed the acquisition of Duke Associates, a full-service commercial real estate firm operating in the Midwest. The General Partner was formed in 1985 and qualifies as a Real Estate Investment Trust (“REIT”) under provisions of the Internal Revenue Code. The General Partner is the sole general partner of the Partnership, owning 91.0% of the common partnership interests as of December 31, 2005 (“General Partner Units”). The remaining 9.0% of the Partnership’s common interest is owned by limited partners (“Limited Partner Units” and, together with the General Partner Units, the “Common Units”). The Limited Partner Units are exchangeable for shares of the General Partner’s common stock on a one-for-one basis subject generally to a one-year holding period, or under certain circumstances, the General Partner may repurchase the Limited Partnership Units for cash. The General Partner also owns preferred partnership interests in the Partnership (“Preferred Units”).

We own and operate a portfolio of industrial, office and retail properties in the midwestern and southeastern United States and provide real estate services to third-party owners. We conduct service operations through Duke Realty Services, LLC (“DRS”), Duke Realty Services Limited Partnership (“DRSLP”) and Duke Construction Limited Partnership (“DCLP”).

(2)                     Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include our accounts and our controlled subsidiaries. The equity interests in these controlled subsidiaries not owned by us are reflected as minority interests in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements. Investments in entities that we do not control through majority voting interest or where the other owner has substantial participating rights are not consolidated and are reflected as investments in unconsolidated companies under the equity method of reporting.

Reclassifications

Certain 2004 and 2003 balances have been reclassified to conform to the 2005 presentation.

Real Estate Investments

Rental real property, including land, land improvements, buildings and building improvements, are included in real estate investments and are generally stated at cost. Buildings and land improvements are depreciated on the straight-line method over their estimated life not to exceed 40 and 15 years, respectively, and tenant improvement costs are depreciated using the straight-line method over the term of the related lease.

Direct and certain indirect costs clearly associated with and incremental to the development, construction, leasing or expansion of real estate investments are capitalized as a cost of the property. In addition, all leasing commissions paid to third parties for new leases or lease renewals are capitalized. We capitalize a portion of our indirect costs associated with our construction/development and leasing efforts. In assessing the amount of direct and indirect costs to be capitalized, allocations are made based on estimates of the actual amount of time spent in each activity. We do not capitalize any costs attributable to downtime or to unsuccessful projects of leasing activities.

Within our Rental Operations, direct and indirect costs are capitalized under the guidelines of Statement of Financial Accounting Standard (“SFAS”) No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects (“SFAS 67”), and interest costs are capitalized under the guidelines of SFAS No. 34, Capitalization of Interest Cost (“SFAS 34”). The Company capitalizes these project costs associated with the initial construction of a property up to the time the property is substantially complete and ready for its intended use. In addition, the Company capitalizes costs, including real estate taxes, insurance, and utilities, that have been allocated to vacant space based on the square footage of the portion of the building not held available for immediate occupancy during the extended lease-up periods after construction of the building shell has been completed if costs are being incurred to ready the vacant space for its intended use. If costs and activities incurred to ready the vacant space cease, then cost capitalization is also discontinued until such activities are resumed. Once necessary work has been completed on a vacant space, project costs are no longer capitalized.

We cease capitalization of all project costs on extended lease-up periods after the shorter of a one-year period after the completion of the building shell or when the property attains 90% occupancy. Tenant improvement costs are generally not incurred on vacant space until a lease is signed and specific improvements are identified in the lease.

Construction in process and land held for development are included in real estate investments and are stated at cost. Real estate investments also include our equity interests in unconsolidated joint ventures that own and operate rental properties and hold land for development. We analyze our investments in joint ventures under Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R), Consolidation of Variable Interest Entities, to determine if the joint venture is considered a variable interest entity and would require consolidation. The equity method of accounting is used for these investments in which we have the ability to exercise significant influence, but not control, over operating and financial policies. Any difference between the carrying amount of these investments and the underlying equity in net assets is amortized to equity in earnings of unconsolidated companies over the depreciable life of the property, generally 40 years. Distributions received from unconsolidated joint ventures are generated from the operations of the properties in the joint venture and are reflected as an operating activity in our Consolidated Statement of Cash Flows.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets (“SFAS 144”), properties held for rental are individually evaluated for impairment when conditions exist which may indicate that it is probable that the sum of expected future cash flows (on an undiscounted basis) from a rental property over its anticipated holding period is less than its historical net cost basis. Upon determination that a permanent impairment has occurred, a loss is recorded to reduce the net book value of that property to its fair market value. Real properties to be disposed of are reported at the lower of net historical cost basis or the estimated fair market value, less the estimated costs to sell. Once a property is designated as held for disposal, no further depreciation expense is recorded.

In accordance with SFAS No. 141, Business Combinations (“SFAS 141”), we allocate the purchase price of acquired properties to net tangible and identified intangible assets based on their respective fair values. The allocation to tangible assets (buildings, tenant improvements and land) is based upon management’s determination of the value of the property as if it were vacant using discounted cash flow models similar to those used by independent appraisers. Factors considered by management include an estimate of carrying costs during the expected lease-up periods considering current market conditions, and costs to execute similar leases. The remaining purchase price is allocated among three categories of intangible assets consisting of the above or below market component of in—place leases, the value of in-place leases and the value of customer relationships.

The value allocable to the above or below market component of an acquired in-place lease is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be paid pursuant to the lease over its remaining term and (ii) management’s estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases are included in deferred leasing and other costs in the balance sheet and below market leases are included in other liabilities in the balance sheet; both are amortized to rental income over the remaining terms of the respective leases.

The total amount of intangible assets is further allocated to in-place lease values and to customer relationship values based upon management’s assessment of their respective values. These intangible assets are included in deferred leasing and other costs in the balance sheet and are depreciated over the remaining term of the existing lease, or the anticipated life of the customer relationship, as applicable.

Cash Equivalents

Investments with a maturity of three months or less when purchased are classified as cash equivalents.

Valuation of Receivables

We reserve the entire receivable balance, including straight-line rent, of any tenant with an amount outstanding over 90 days. Straight-line rent receivables for any tenant with long-term risk, regardless of the status of rent receivables, are reviewed and reserved as necessary.

Deferred Costs

Costs incurred in connection with obtaining financing are amortized to interest expense on the straight-line method, which approximates a constant spread over the term of the related loan. All direct and indirect costs, including estimated internal costs, associated with the leasing of real estate investments owned by us are capitalized and amortized over the term of the related lease. We account for lease incentive costs, which are payments made to or on behalf of a tenant, as an incentive to sign the lease, in accordance with FASB Technical Bulletin (“FTB”) 88-1, Issues Relating to Accounting for Leases. These costs are capitalized in deferred leasing costs and amortized on a straight-line basis over the respective lease terms as a reduction of rental revenues. We include as lease incentives amounts funded to construct tenant improvements owned by the tenant. Unamortized costs are charged to expense upon the early termination of the lease or upon early payment of the financing.

Revenues

Rental Operations

The timing of revenue recognition under an operating lease is determined based upon ownership of the tenant improvements. If we are the owner of the tenant improvements, revenue recognition commences after the improvements are completed and the tenant takes possession or control of the space. In contrast, if we determine that the tenant allowances we are funding are lease incentives, then we commence revenue recognition when possession or control of the space is turned over to the tenant. Rental income from leases with scheduled rental increases during their terms is recognized on a straight-line basis.

Service Operations

Management fees are based on a percentage of rental receipts of properties managed and are recognized as the rental receipts are collected. Maintenance fees are based upon established hourly rates and are recognized as the services are performed. Construction management and development fees represent fee based third party contracts and are recognized as earned based on the terms of the contract, which approximates the percentage of completion method.

We recognize income on construction contracts where we serve as a general contractor on the percentage of completion method. Using this method, profits are recorded based on our estimates of the percentage of completion of individual contracts, commencing when the work performed under the contracts reach a point where the final costs can be estimated with reasonable accuracy. The percentage of completion estimates are based on a comparison of the contract expenditures incurred to the estimated final costs. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

Property Sales

Gains from sales of depreciated property are recognized in accordance with SFAS No. 66, Accounting for Sales of Real Estate (“SFAS 66”), and are included in earnings from sales of land and depreciable property dispositions, net of any impairment adjustments, in the Consolidated Statements of Operations if identified as held-for-sale prior to adoption of SFAS 144 and in discontinued operations if identified as held-for-sale after adoption of SFAS 144. The proceeds from the sale of these held-for-rental properties are classified in the investing activities section of the Consolidated Statements of Cash Flows.

Gains or losses from our sale of properties that were developed with the intent to sell and not for long-term rental are recognized in accordance with SFAS 66 and are included in construction management and development activity income in the Consolidated Statements of Operations. All activities and proceeds received from the development and sale of these merchant buildings are classified in the operating activities section of the Consolidated Statements of Cash Flows.

Net Income Per Common Unit

Basic net income per common unit is computed by dividing net income available for common units by the weighted average number of common units outstanding for the period. Diluted net income per common unit is computed by dividing the sum of net income available for common unitholders by the sum of the weighted average number of common units outstanding including any dilutive potential common units for the period.

The following table reconciles the components of basic and diluted net income per common unit (in thousands):

	2005	2004	2003
Basic net and diluted income available for common unitholders	$339,239	$167,212	$179,587
Weighted average number of common units outstanding	155,059	155,281	150,280
Weighted average conversion of Series D preferred units (1)	—	877	—
Dilutive units for stock-based compensation plans	818	904	861
Weighted average number of common units and dilutive potential common units	155,877	157,062	151,141

(1)             We called for the redemption of the Series D preferred units as of March 16, 2004. Prior to the redemption date, nearly 5.3 million Series D preferred units were converted to 4.9 million common units. These units represent the weighted effect, assuming the Series D preferred units had been converted on January 1, 2004.

The Series D Convertible Cumulative Redeemable Preferred Units were anti-dilutive for the year ended December 31, 2003; therefore, no conversion to common units was included in weighted average dilutive potential common units.

A joint venture partner in one of our unconsolidated companies has the option to convert a portion of its ownership to the General Partner’s common shares, which would require the issuance of additional Common units to the General Partner. The effect of this option on earnings per unit was anti-dilutive for the years ended December 31, 2005, 2004 and 2003.

Federal Income Taxes

We recorded federal and state income taxes of $5.6 million, $5.2 million and $4.0 million for 2005, 2004 and 2003, respectively, which were primarily attributable to the earnings of our taxable REIT subsidiaries. We paid federal and state income taxes of $8.7 million, $6.2 million and $5.5 million for 2005, 2004 and 2003, respectively. The taxable REIT subsidiaries have no significant deferred income tax items.

As a partnership, the allocated share of income and loss other than the operations of the taxable REIT subsidiaries is included in the income tax returns of the partners; accordingly, no accounting for federal income taxes is required in the accompanying consolidated financial statements.

Stock Based Compensation

Under the limited partnership agreement of the Partnership, we are required to issue one Common Unit to the General Partner for each share of common stock issued by the General Partner.  Accordingly, the issuance of common shares by the General Partner under its stock based compensation plans requires the issuance of a corresponding number of Common Units by us to the General Partner.

For all stock-based awards issued by the General Partner prior to 2002, we apply the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting, for our stock-based compensation.

Accordingly, for stock options granted prior to 2002, no compensation expense is reflected in net income as all options granted had an exercise price equal to the market value of the General Partner’s underlying common shares on the date of the grant.

Effective January 1, 2002, we prospectively adopted the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), and applied SFAS 123 to all awards granted after January 1, 2002.

Stock option awards granted under the General Partner’s stock based employee and non-employee compensation plans generally vest over five years at 20% per year. Therefore, the expense related to these plans is less than that which would have been recognized if the fair value method had been applied to all awards since the original effective date of SFAS 123. The following table illustrates the effect on net income and earnings per unit if the fair value method had been applied to all outstanding and unvested stock option awards in each period (in thousands, except per unit data).

	2005	2004	2003
Net income available for common unitholders,
as reported	$339,239	$167,212	$179,587
Add: Stock based compensation expense for stock options included in net income determined under fair value method	1,116	455	155
Deduct: Total stock based compensation expense determined under fair value method for all stock option awards	(1,285)	(923)	(778)
Proforma net income available for common unitholders	$339,070	$166,744	$178,964
Basic net income per common unit
As reported	$2.18	$1.08	$1.20
Pro forma	$2.18	$1.07	$1.19
Diluted net income per common unit
As reported	$2.18	$1.07	$1.19
Pro forma	$2.18	$1.06	$1.18

Derivative Financial Instruments

We periodically enter into certain interest rate protection agreements to effectively convert or cap floating rate debt to a fixed rate, and to hedge anticipated future financing transactions, both of which qualify for cash flow hedge accounting treatment under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS 133”). Net amounts paid or received under these agreements are recognized as an adjustment to the interest expense of the corresponding debt. We do not utilize derivative financial instruments for trading or speculative purposes.

SFAS 133 requires that all derivative instruments be recorded on the balance sheet as assets or liabilities at their fair value. Derivatives that are not hedges must be adjusted to fair value through the recording of income or expense. If a derivative qualifies as a cash flow hedge, the change in fair value of the derivative is recognized in other comprehensive income to the extent the hedge is effective, while the ineffective portion of the derivative’s change in fair value is recognized in earnings. We estimate the fair value of derivative instruments using standard market conventions and techniques such as discounted cash flow analysis, option pricing models and termination cost at each balance sheet date. For all hedging relationships, we formally document the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the hedged item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed prospectively and retrospectively, and a description of the method of measuring ineffectiveness.

Use Of Estimates

The preparation of the financial statements requires management to make a number of estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

(3) Industrial Portfolio Sale

On September 29, 2005, we completed the sale of a portfolio of 212 real estate properties, consisting of approximately 14.1 million square feet of primarily light distribution and service center properties and approximately 50 acres of undeveloped land (the “Industrial Portfolio Sale”). The purchase price totaled $983 million, of which we received net proceeds of $955 million after the settlement of certain liabilities and transaction costs. Portions of the proceeds were used to pay down $423 million of outstanding debt on our $500 million unsecured line of credit and the entire outstanding balance on our $400 million term loan. The operations for 2005, 2004 and 2003 and the gain for 2005 associated with the properties in the Industrial Portfolio Sale have been reclassified to discontinued operations. For further discussion, see Note 6. As a result of the taxable income generated by the sale, a one-time special cash distribution of $1.05 per unit was paid to our common unitholders in the fourth quarter of 2005.

(4) Related Party Transactions

We provide property management, leasing, construction and other tenant related services to unconsolidated companies in which we have equity interests. For the years ended December 31, 2005, 2004 and 2003, respectively, we received from these unconsolidated companies management fees of $4.8 million, $4.9 million and $4.9 million, leasing fees of $4.3 million, $2.6 million and $2.3 million and construction and development fees of $2.0 million, $1.5 million and $1.4 million. We recorded these fees at market rates and eliminated our ownership percentages of these fees in the consolidated financial statements.

(5) Investments in Unconsolidated Companies

We analyze our investments in joint ventures under FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities (“FIN 46(R)”), to determine if the joint venture is a variable interest entity and would require consolidation. To the extent that our joint ventures do not qualify as variable interest entities, we further assess under the guidelines of Emerging Issues Task Force (“EITF”) Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”), Statement of Position 78-9, Accounting for Investments in Real Estate Ventures; Accounting Research Bulletin No. 51, Consolidated Financial Statements, and FASB No. 94, Consolidation of All Majority-Owned Subsidiaries, to determine if the venture should be consolidated.

In 2004, we announced a 50/50 joint venture agreement with a medical office developer to develop healthcare facilities. Under the terms of the agreement, we provide the project financing and construction services while our partner provides the business development, leasing and property management of the co-developed properties. We evaluated this partnership under FIN 46(R) and determined that this joint venture qualifies as a variable interest entity subject to consolidation. We are the primary beneficiary as determined under FIN 46(R) and fully consolidate the joint venture.

At December 31, 2005, there were six properties under development with the joint venture. These properties total nearly 470,000 square feet and have an aggregate construction in-process balance of approximately $14.9 million that is consolidated into our balance sheet.

We have equity interests ranging from 10%-64% in unconsolidated joint ventures that own and operate rental properties and hold land for development.

Combined summarized financial information for the unconsolidated companies as of December 31, 2005 and 2004, and for the years ended December 31, 2005, 2004, and 2003, are as follows (in thousands):

	2005	2004	2003
Rental revenue	$163,447	$167,803	$170,227
Net income	$57,561	$40,138	$41,065
Cash distributions received	$25,446	$30,309	$30,844
Land, buildings and tenant improvements, net	$1,121,254	$1,158,068
Land held for development	47,936	50,173
Other assets	73,084	62,190
	$1,242,274	$1,270,431
Property indebtedness	$515,192	$570,941
Other liabilities	58,225	51,377
	573,417	622,318
Owners’ equity	668,857	648,113
	$1,242,274	$1,270,431

Our share of the scheduled payments of long term debt for the unconsolidated joint ventures for each of the next five years and thereafter as of December 31, 2005, are as follows (in thousands):

Year	Future Repayments
2006	$13,740
2007	46,417
2008	21,588
2009	70,491
2010	100,289
Thereafter	4,411
$256,936

The following significant transactions involving the unconsolidated companies have occurred over the past three years:

During 2003, we purchased our partners’ interests in three separate joint ventures. We had a 50% interest in each of these ventures prior to their acquisition. We also sold our 50% interest in two separate joint ventures to our partners. In addition, we contributed cash and undeveloped land to a joint venture that owns undeveloped land and an office building in return for a 50% interest.

(6) Real Estate Investments

The amounts described in the following paragraphs and tables have been reclassified from the previously filed consolidated financial statements to reflect the reclassification of the operations of properties identified as held for sale in the first quarter of 2006 to discontinued operations. During the period January 1, 2006 through March 31, 2006 we sold or held for sale three properties owned by us and not classified as assets held for sale as of December 31, 2005. The results of operations for such properties have been reclassified as income (loss) from discontinued operations for the years ended December 31, 2005, 2004 and 2003 in the consolidated statements of operations.  The effect of these reclassifications resulted a decrease to income from discontinued operations in the year ended December 31, 2005 of $259,000. For the years ended December 31, 2004 and 2003, these reclassifications resulted in increases of $121,000 and $36,000, respectively.  There was no effect on net income available for common shareholders.

After the effects of the above reclassification, we have classified operations of 323 buildings as discontinued operations as of December 31, 2005.  As a result of the reclassification, net income of $12.5 million, $22.1 million, and $39.4 million are now recorded as net income from discontinued operations for the years ended December 31, 2005, 2004 and 2003, respectively.  These 323 buildings consist of 294 industrial, 24 office and five retail properties. Of these properties, 234 were sold during 2005, 41 properties were sold during 2004, 42 properties were sold during 2003, three operating properties are classified as held-for-sale at December 31, 2005 and three additional properties were held-for-sale at March 31, 2006.

The following table illustrates the major classes of operations affected by the 323 buildings identified as discontinued operations for the years ended December 31 (in thousands):

	2005	2004	2003
Revenues	$94,606	$139,294	$161,191
Expenses:
Operating	29,493	40,670	44,112
Interest	23,630	28,312	31,459
Depreciation and Amortization	28,884	48,100	46,102
General and Administrative	130	157	190
Operating Income	12,469	22,055	39,328
Other Income	—	—	59
Income from discontinued operations, before gain on sale	12,469	22,055	39,387
Gain on sale of property, net of impairment adjustment	223,858	26,246	13,024
Income from discontinued operations	$236,327	$48,301	$52,411

The following table illustrates the balance sheet of the three buildings identified as held-for-sale at December 31, 2005 (in thousands):

Real estate investments, net	$12,699
Other Assets	433
Total Assets	$13,132
Accrued Expenses	$20
Other Liabilities	66
Equity and minority interest	13,046
Total Liabilities and Equity	$13,132

We allocate interest expense to discontinued operations as permitted under EITF 87-24, “Allocation of Interest to Discontinued Operations,” and have included such interest expense in computing net income from discontinued operations. Interest expense allocable to discontinued operations includes interest on the debt for the secured properties and an allocable share of our consolidated unsecured interest expense for unencumbered properties. The allocation of unsecured interest expense to discontinued operations was based upon the Gross Book Value of the discontinued operations unencumbered population as it related to our entire unencumbered population.

At December 31, 2005, we had classified as held-for-sale three industrial properties comprising approximately 366,000 square feet. While we have entered into agreements for the sale of these properties, there can be no assurances that such properties actually will be sold.

In 2005, we recorded $3.7 million of impairment adjustments for two industrial buildings and four office buildings and $259,000 of impairment adjustments for seven land parcels. These adjustments reflect the write-down of the carrying value of the properties to their projected sales prices, less selling expenses, once it became probable that the properties would be sold. One of the industrial buildings is projected to sell in the first quarter of 2006, while the other five buildings and seven land parcels were sold in 2005.

In 2004, we recorded $424,000 of impairment adjustments for three land parcels. We also recorded a $180,000 impairment adjustment for the industrial building classified as held-for-sale at December 31, 2004. The industrial building was sold in the first quarter of 2005. Each of the land parcel properties was sold in 2004.

In 2003, we recorded $1.1 million of impairment adjustments for one industrial building and three land parcels that were sold in 2003.

(7)    Indebtedness

Indebtedness at December 31 consists of the following (in thousands):

	2005	2004
Fixed rate secured debt, weighted average interest rate of 6.13% at December 31, 2005, and 6.51% at December 31, 2004, maturity dates ranging from 2006 to 2017	$131,732	$163,607

Variable rate secured debt, weighted average interest rate of 5.75% at December 31, 2005, and 3.43% at December 31, 2004, maturity dates ranging from 2006 to 2025	35,523	39,474

Fixed rate unsecured notes, weighted average interest rate of 6.02% at December 31, 2005, and 6.02% at December 31, 2004, maturity dates ranging from 2006 to 2028	1,800,396	2,065,623

Unsecured line of credit, interest rate of 4.83% at December 31, 2005, facility unused at December 31, 2004, maturity date 2007	383,000	—

Variable rate unsecured note, interest rate of 4.76% at December 31, 2005, and 2.78% at December 31, 2004, maturity date of 2006	250,000	250,000
	$2,600,651	$2,518,704

The fair value of our indebtedness as of December 31, 2005, was $2.7 billion. This fair value amount was calculated using current market rates and spreads available to us on debt instruments with similar terms and maturities.

As of December 31, 2005, the $167.3 million of secured debt was collateralized by rental properties with a carrying value of $346.5 million and by letters of credit in the amount of $10.1 million.

We had one unsecured line of credit available at December 31, 2005, summarized as follows (in thousands):

				Outstanding
	Borrowing	Maturity	Interest	at December 31,
Description	Capacity	Date	Rate	2005
Unsecured Line of Credit	$500,000	January 2007	LIBOR + .60%	$383,000

The line of credit provides us with an option to obtain borrowings from financial institutions that participate in the line, at rates lower than the stated interest rate, subject to certain restrictions.

In January 2006, we renewed our unsecured revolving credit facility. The new facility provides borrowing capacity up to $1 billion and, subject to certain conditions, may be increased to $1.3 billion. Under the new facility, which replaces the previous unsecured line of credit agreement, we reduced the interest rate by 7.5 basis points to LIBOR plus 52.5 basis points, increased the borrowing capacity by $500 million and extended the maturity date to January 25, 2010.

The line of credit contains various financial covenants that require us to meet defined levels of performance, including variable interest indebtedness, consolidated net worth and debt-to-market capitalization. As of December 31, 2005, we were in compliance with all financial covenants under our line of credit.

We took the following actions during the year ended December 31, 2005, relevant to our indebtedness:

-      In January 2005, we retired our $65.0 million variable-rate term loan.

-      In March 2005, we retired $100.0 million of 6.875% senior unsecured debt that matured.

-      In May 2005, we obtained a $400.0 million unsecured term loan, which was priced at LIBOR + .30%. This unsecured term loan was paid off in full on September 29, 2005 with proceeds from the Industrial Portfolio Sale.

-      In September 2005, we retired $100.0 million of 7.375% senior unsecured debt that matured.

-      In September 2005, we paid down the outstanding balance of $423.0 million on our $500.0 million unsecured line of credit with proceeds from the Industrial Portfolio Sale.

At December 31, 2005, the scheduled amortization and maturities of all indebtedness for the next five years and thereafter were as follows  (in thousands):

Year	Amount
2006	$397,343
2007	604,235
2008	274,607
2009	279,926
2010	179,316
Thereafter	865,224
$2,600,651

The amount of interest paid in 2005, 2004 and 2003 was $151.3 million, $136.2 million and $130.1 million, respectively. The amount of interest capitalized in 2005, 2004 and 2003 was $9.5 million, $6.0 million and $6.7 million, respectively.

(8)    Segment Reporting

We are engaged in three operating segments, the first two of which consist of the ownership and rental of office and industrial real estate investments (collectively, “Rental Operations”). The third segment consists of our build-to-suit for sale operations and the providing of various real estate services that we provide such as property management, maintenance, leasing, development and construction management to third-party property owners and joint ventures (“Service Operations”). Our reportable segments offer different products or services and are managed separately because each requires different operating strategies and management expertise. During 2005, 2004 and 2003, there were no material intersegment sales or transfers.

Non-segment revenue consists mainly of equity in earnings of unconsolidated companies. Segment FFO (defined below) information is calculated by subtracting operating expenses attributable to the applicable segment from segment revenues. Non-segment assets consist of corporate assets including cash, deferred financing costs and investments in unconsolidated companies. Interest expense and other non-property specific revenues and expenses are not allocated to individual segments in determining our performance measure.

We assess and measure segment operating results based upon an industry performance measure referred to as Funds From Operations (“FFO”), which management believes is a useful indicator of our operating performance. FFO is used by industry analysts and investors as a supplemental operating performance measure of an equity real estate investment trust (“REIT”).

FFO is calculated in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO, as defined by NAREIT, represents net income (loss) determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus certain non-cash items such as real estate asset depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures.

The revenues and FFO for each of the reportable segments for the years ended December 31, 2005, 2004 and 2003, respectively, and the assets of each reportable segment as of December 31, 2005 and 2004, respectively, are summarized as follows (in thousands):

	2005	2004	2003
Revenues
Rental Operations:
Office	$491,002	$447,242	$407,679
Industrial	172,913	159,266	140,790
Service Operations	81,941	70,803	58,496
Total Segment Revenues	745,856	677,311	606,965
Non-Segment Revenue	39,325	31,760	33,272
Consolidated Revenue from continuing operations	785,181	709,071	640,237
Discontinued Operations	94,606	139,294	161,191
Consolidated Revenue	$879,787	$848,365	$801,428
Funds From Operations
Rental Operations:
Office	$301,354	$286,473	$265,782
Industrial	130,362	122,209	106,336
Services Operations	41,019	24,421	21,118
Total Segment FFO	472,735	433,103	393,236
Non-Segment FFO:
Interest expense	(119,640)	(109,297)	(100,047)
Interest income	5,844	5,213	3,556
General and administrative expense	(27,830)	(26,273)	(21,176)
Gain on land sales, net of impairment	14,201	10,119	7,135
Impairment charges on depreciable property	(3,656)	(180)	(500)
Other income (expense) on non-segment FFO	1,909	3,533	2,111
Minority interest in earnings of subsidiaries	(1,438)	(1,253	(586)
Joint venture FFO	37,964	40,488	42,526
Distributions on preferred units	(46,479)	(33,777)	(39,225)
Adjustment for redemption of preferred units	—	(3,645)	—
Discontinued operations	40,700	70,154	85,489
Consolidated FFO	374,310	388,185	372,519
Depreciation and amortization on continuing operations	(225,286)	(180,482)	(150,132)
Depreciation and amortization on discontinued operations	(28,884)	(48,100)	(46,102)
Partnership’s share of joint venture adjustments	(19,510)	(18,901)	(18,839)
Earnings from the sale of ownership interest in unconsolidated companies on continuing operations	—	83	8,617
Earnings from depreciated property sales on discontinued operations	227,513	26,427	13,524
Earnings from depreciated property sales share of joint venture	11,096	—	—
Net income available for common unitholders	$339,239	$167,212	$179,587

	December 31,	December 31,
	2005	2004
Assets
Rental Operations
Office	$3,396,985	$3,128,387
Industrial	1,577,631	2,211,509
Service Operations	177,463	131,218
Total Segment Assets	5,152,079	5,471,114
Non-Segment Assets	494,608	423,530
Consolidated Assets	$5,646,687	$5,894,644

In addition to revenues and FFO, we also review our recurring capital expenditures in measuring the performance of our individual Rental Operations segments. These recurring capital expenditures consist of tenant improvements, leasing commissions and building improvements. We review these expenditures to determine the costs associated with re-leasing vacant space and maintaining the condition of our properties. Our recurring capital expenditures by segment are summarized as follows for the years ended December 31, 2005, 2004 and 2003, respectively (in thousands):

	2005	2004	2003
Recurring Capital Expenditures
Office	$66,890	$68,535	$44,602
Industrial	42,083	39,096	31,711
Non-segment	67	22	135
Total	$109,040	$107,653	$76,448

(9)  Leasing Activity

Future minimum rents due to us under non-cancelable operating leases at December 31, 2005, are as follows (in thousands):

Year	Amount
2006	$558,556
2007	544,758
2008	484,239
2009	413,840
2010	344,446
Thereafter	l,105,601
$3,451,440

In addition to minimum rents, certain leases require reimbursements of specified operating expenses that amounted to $151.4 million, $137.9 million, and $130.3 million for the years ended December 31, 2005, 2004 and 2003, respectively.

(10)  Employee Benefit Plans

We maintain a 401(k) plan for full-time employees.  We make matching contributions up to an amount equal to three percent of the employee’s salary and may also make annual discretionary contributions. The total expense  recognized for this plan was $2.3 million, $1.9 million and $1.6 million for the years ended 2005, 2004 and 2003, respectively.

We make contributions to a contributory health and welfare plan as necessary to fund claims not covered by employee contributions. The total expense we recognized related to this plan was $8.1 million, $7.2 million and $6.4 million for 2005, 2004 and 2003, respectively. These expense amounts include estimates based upon the historical experience of claims incurred but not reported as of year-end.

(11) Partners’ Equity

The General Partner periodically accesses the public equity markets to fund the development and acquisition of additional rental properties or to pay down debt. The proceeds of these offerings are contributed to us in exchange for an additional interest in the Partnership.

The following series of preferred units were outstanding as of December 31, 2005 (in thousands, except percentage data):

	Units	Dividend	Redemption	Liquidation
Description	Outstanding	Rate	Date	Preference	Convertible
Series B Preferred	265	7.990%	September 30, 2007	$132,250	No
Series I Preferred	300	8.450%	February 6, 2006	75,000	No
Series J Preferred	400	6.625%	August 29, 2008	100,000	No
Series K Preferred	600	6.500%	February 13, 2009	150,000	No
Series L Preferred	800	6.600%	November 30, 2009	200,000	No

The dividend rate on the Series B preferred units increases to 9.99% after September 12, 2012.

All series of preferred equity require cumulative distributions and have no stated maturity date (although the General Partner may redeem them on or following their optional redemption dates).

At the General Partner’s option, it may redeem, in whole or in part, the Series B, Series I, Series J, Series K and Series L preferred units described in this section.

Pursuant to the General Partner’s $750 million share repurchase plan that was approved by its board of directors, we paid approximately $297.1 million for 8,995,775 of the General Partner’s common shares at an average price of $33.02 per share during the year ended December 31, 2005. From time to time, the General Partner’s management may repurchase additional common shares of the General Partner pursuant to its share repurchase plan. The timing and amount of future General Partner share repurchases will depend on business and market conditions, as well as legal and regulatory considerations.

In January 2006, the General Partner issued $184 million of 6.95% Series M Cumulative Redeemable Preferred Units, which replaced its $75 million 8.45% Series I Cumulative Redeemable Preferred Units that it redeemed in February 2006.

(12) Stock Based Compensation

The General Partner’s stock based employee and non-employee compensation plans are described more fully below.  The General Partner is authorized to issue up to 11,320,552 shares of its common stock under these compensation plans.

Fixed Stock Option Plans

The General Partner had options outstanding under six fixed stock option plans as of December 31, 2005. Additional grants may be made under one of those plans.

A summary of the status of the fixed stock option plans as of December 31, 2005, 2004 and 2003 and changes during the years ended on those dates follows:

	2005		2004		2003
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding, beginning of year	3,352,469	$24.51	3,586,360	$22.65	3,920,198	$22.09
Granted	812,684	32.27	506,688	32.49	609,390	25.48
Granted for modification of awards (1)	110,351	26.09	—	—	—	—
Exercised	(303,099)	21.78	(728,250)	20.85	(773,625)	21.87
Forfeited	(144,248)	28.58	(12,329)	27.20	(169,603)	23.63

Outstanding, end of year	3,828,157	25.50	3,352,469	24.51	3,586,360	22.65
Options exercisable, end of year	2,116,951		1,844,256		2,014,875
Weighted-average fair value of options granted during the year (1)	$2.55		$2.84		$1.81

(1)             The 110,351 options granted for modification of awards represent options granted as a result of modification of the options outstanding at November 9, 2005. The purpose of the modification was to equalize the value of the options before and after the one-time special distribution of $1.05 per unit. This special distribution was paid in December 2005 in order to maintain the General Partner’s compliance with the minimum distribution requirements of a REIT as a result of the significant gain realized on the Industrial Portfolio Sale discussed in Note 3. The weighted-average fair value of options granted during the year, excluding the options granted as a result of the modification, is $3.04.

The fair values of the options were determined using the Black-Scholes option-pricing model with the following assumptions:

	2005	2004	2003
Dividend yield	6.25%	6.50%	7.25%
Volatility	20.0%	20.0%	20.0%
Risk-free interest rate	3.8%	3.6%	3.2%
Expected life	6 years	6 years	6 years

The options outstanding at December 31, 2005, under the fixed stock option plans have a range of exercise prices from $18.30 to $33.16 with a weighted average exercise price of $25.50 and a weighted average remaining contractual life of 6.09 years. The options exercisable at December 31, 2005 have a weighted average exercise price of $22.65.

Each option’s maximum term is ten years. With limited exceptions, options vest at 20% per year, or, if earlier, upon the death, retirement or disability of the optionee or a change in control of the General Partner.

Performance Based Stock Plans

Performance shares are granted under the 2000 Performance Share Plan, with each performance share economically equivalent to one share of the General Partner’s common stock. The performance shares vest over a five-year period with the vesting percentage for a year dependent upon the General Partner’s attainment of certain predefined levels of earnings growth for such year. The value of vested performance shares are payable in cash upon the retirement or termination of employment of the participant. At December 31, 2005, plan participants had the right to receive up to 183,467 performance shares, of which 84,466 were vested and 99,001 were contingent upon future earnings achievement. Under the General Partner’s 2005 Long-Term Incentive Plan approved in April 2005, additional performance shares may be granted on such terms and conditions as may be selected by the General Partner’s compensation committee, including whether payment will be made in cash, shares of the General Partner’s common stock, DRLP units or other property. There were no such grants made in 2005.

The amount of compensation cost was based upon the intrinsic value of the vested performance shares at the end of each applicable reporting period. The compensation cost that was charged against income for this plan was $1.3 million, $1.7 million and $529,000 for 2005, 2004 and 2003, respectively.

In October 2002, the General Partner amended its 1995 Shareholder Value Plan (“SVP Plan”) and 1995 Dividend Increase Unit Plans (“DIU Plans”) by requiring that all payouts under these two plans to be in cash only. Payments made under the General Partner’s SVP Plan are based upon its cumulative shareholder return for a three-year period as compared to the cumulative total return of the S&P 500 and the NAREIT Equity REIT Total Return indices. Payments under the DIU Plans are based upon increases in the General Partner’s dividend per common share. The total compensation cost that was charged against income for these two plans was $1.4 million, $2.3 million and $1.6 million for 2005, 2004 and 2003, respectively.

The General Partner’s 2005 Shareholder Value Plan, a sub-plan of its 2005 Long-Term Incentive Plan, was approved by the General Partner’s shareholders in April 2005. Upon vesting, payout of the 2005 Shareholder Value Plan awards will be made in shares of the General Partner’s common stock. Under this plan, shareholder value awards fully vest three years after the date of grant. The number of General Partner common shares to be issued will be based upon the General Partner’s total shareholder return for such three-year period as compared to the S & P 500 Index and the NAREIT Real Estate 50 Index. Each index is weighted at 50%. The fair value of awards granted under the General Partner’s 2005 Shareholder Value Plan is $1.3 million, which was determined using a Monte Carlo simulation. The valuation model was developed to accommodate the unique features of the plan. The total compensation cost that was charged against income for the 2005 Shareholder Value Plan award was $438,000 for 2005.

Restricted Stock Units

Under the General Partner’s 2005 Long-Term Incentive Plan and its 2005 Non-Employee Directors Compensation Plan approved by the General Partner’s shareholders in April 2005, restricted stock units (“RSUs”) were granted to non-employee directors, executive officers and selected management employees in 2005. An RSU is economically equivalent to one share of the General Partner’s common stock. RSUs vest 20% per year over five years and are payable in shares of the General Partner’s common stock. We recognize the value of the granted RSUs over this vesting period as expense. The General Partner granted 177,613 RSUs during 2005, of which 4,702 were forfeited as a result of participant terminations and 816 were issued as a result of participant retirement.

The remaining 172,095 unvested RSUs outstanding at December 31, 2005 had a total value of $5.5 million. Of the total value of the RSUs outstanding, we have recognized $408,000 as compensation expense for executive officers and selected management employees, and $71,000 as general and administrative expense for non-employee directors of the General Partner through December 31, 2005.

In addition, all RSUs earn distribution equivalents that are deemed to be reinvested in additional RSUs. Distribution equivalents vest immediately and will be paid in shares of the General Partner’s common stock when the corresponding portion of the original RSU award vests or upon termination of the participant. Distribution equivalents of 6,474 RSUs were earned in 2005 on the RSU awards granted during the year, of which 6,391 were outstanding at December 31, 2005. A charge to retained earnings of $216,000 was recorded for the value of these distribution equivalents in 2005.

Directors Stock Payment Plan

The General Partner’s 2005 Non-Employee Directors Compensation Plan was approved by its shareholders in April 2005 and supercedes the General Partner’s 1996 Directors’ Stock Payment Plan and the General Partner’s 1999 Directors’ Stock Option and Dividend Increase Unit Plan. Under the General Partner’s 2005 Non-Employee Directors Compensation Plan, non-employee members of the General Partner’s board of directors were entitled to 1,600 shares of the General Partner’s common stock per year as partial compensation for services as a board member. The shares are fully vested when issued and we record the value of the shares as an expense. The amount of that expense was $585,000, $525,000 and $415,000 for 2005, 2004 and 2003, respectively. On October 26, 2005, the General Partner’s Board of Directors amended its 2005 Non-Employee Directors Compensation Plan to, among other items, determine the number of shares of General Partner common stock granted to each non-employee director as this partial compensation by reference to a fixed dollar amount of $15,000 per quarter, as opposed to a fixed number of General Partner shares.

Employee Stock Purchase Plan

Under the General Partner’s Employee Stock Purchase Plan, employees are entitled to purchase the General Partner’s common stock at a 15% discount through payroll deductions. Under SFAS 123, we are required to record the amount of the discount as compensation expense. The amount of that expense for 2005, 2004 and 2003 was $305,000, $255,000 and $219,000, respectively.

(13) Financial Instruments

We are exposed to capital market risk, such as changes in interest rates. In order to manage the volatility relating to interest rate risk, we may enter into interest rate hedging arrangements from time to time. We do not utilize derivative financial instruments for trading or speculative purposes. We account for derivative instruments under Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities (“SFAS 138”).

In March 2005, we entered into $300.0 million of cash flow hedges through forward-starting interest rate swaps to hedge interest rates on $300.0 million of estimated debt offerings in 2006. The swaps qualify for hedge accounting under SFAS 133, as amended by SFAS 138, with any changes in fair value recorded in Accumulated Other Comprehensive Income (“OCI”). The market value of these interest rate swaps is dependent upon existing market interest rates, which change over time. At December 31, 2005, the estimated fair value of the swaps was a liability of approximately $6.6 million. The effective rates of the swaps were higher than interest rates at December 31, 2005.

In August 2005, we entered into $300.0 million of cash flow hedges through forward-starting interest rate swaps to hedge interest rates on $300.0 million of estimated debt offerings in 2007. The swaps qualify for hedge accounting under SFAS 133, as amended by SFAS 138, with any changes in fair value recorded in OCI. At December 31, 2005, the fair value of these swaps was an asset of $5.3 million. The effective rates of the swaps were lower than interest rates at December 31, 2005.

In June 2004, we simultaneously entered into three forward-starting interest rate swaps aggregating $144.3 million, which effectively fixed the rate on financing expected in 2004 at 5.346%, plus our credit spread over the swap rate. The swaps qualified for hedge accounting under SFAS 133; therefore, changes in the fair value were recorded in OCI. In August 2004, we settled these three swaps when we issued $250.0 million of unsecured notes with an effective interest rate of 6.33%, due in 2014. We paid $6.85 million to unwind the swaps, which is amortized from OCI into interest expense over the life of the new 6.33% notes.

In December 2002, we simultaneously entered into two $50 million forward-starting interest rate swaps as a hedge to effectively fix the rate on unsecured debt financings expected in 2003. Then again in February 2003, we simultaneously entered into two additional $25 million forward-starting interest rate swaps as a hedge to effectively fix the rate on unsecured debt financings expected in 2003.  All four swaps qualified for hedge accounting under SFAS 133; therefore, changes in fair value were recorded in OCI. In July 2003, we terminated the swaps for a net gain of $643,000, which is included in other revenue in the Statements of Operations. The swaps were terminated because our capital needs were met through the issuance of the Series J Preferred Stock in lieu of the previously contemplated issuance of debt.

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS 150”). SFAS 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS 150 was effective for all financial instruments created or modified after May 31, 2003, and otherwise was effective July 1, 2003. We consolidated the operations of one joint venture in our consolidated financial statements at December 31, 2005. This joint venture is partially owned by unaffiliated parties that have noncontrolling interests. SFAS 150 requires the disclosure of the estimated settlement value of these noncontrolling interests. As of December 31, 2005, the estimated settlement value of the noncontrolling interest in this consolidated joint venture was approximately $1.1 million, as compared to the $24,000 receivable reported in our financial statements for this joint venture.

(14) Recent Accounting Pronouncements

In December 2004, FASB issued SFAS No. 123 (R), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock Based Compensation. In April 2005, the SEC delayed the effective date on SFAS No. 123 (R) from July 2005 to January 2006. We have completed our preliminary evaluation of the impact of SFAS No. 123 (R) and have determined that the cumulative effect of a change in accounting principle will be insignificant to our results of operations. We have selected the modified-prospective method for the adoption of SFAS No. 123 (R).

In March 2005, FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (“FIN 47”), was issued for all fiscal years ending after December 15, 2005. This is an interpretation of SFAS No. 143, Accounting for Asset Retirement Obligation. Upon evaluation, we have determined that the adoption of FIN 47 did not have a material impact on our financial statements.

In June 2005, FASB ratified the consensus reached in Emerging Issues Task Force (“EITF”) No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”). EITF 04-5 is effective for all newly formed limited partnerships after the consensus was ratified and as of January 2006 for all preexisting limited partnership agreements. This consensus applies to limited partnerships or similar entities, such as limited liability companies that have governing provisions that are the functional equivalent of a limited partnership. We have evaluated the ownership structure of our existing investments in unconsolidated companies and determined that we do not exercise control over any unconsolidated ventures as defined by EITF 04-5.

(15) Commitments and Contingencies

In October 2000, we sold or contributed industrial properties and undeveloped land with a fair value of $487 million to a joint venture (Dugan Realty LLC) in which we have a 50% interest and recognized a net gain of $35.2 million. This transaction expanded an existing joint venture with an institutional real estate investor. As a result of the total transactions, we received $363.9 million of proceeds. The joint venture partially financed this transaction with $350 million of secured mortgage debt, the repayment of which we directly or indirectly guaranteed. The guarantee associated with $260 million of such debt expired in December 2003 without us being required to satisfy the guarantee. The remaining $90 million of such debt is still guaranteed by us. In connection with this transaction, the joint venture partners were given an option to put up to a $50 million interest in the joint venture to us in exchange for the General Partner’s common stock or cash (at our option), subject to certain timing and other restrictions. As a result of this put option, we deferred $10.2 million of gain on sale of depreciated property and recorded a $50 million liability.

We have guaranteed the repayment of $12.3 million of economic development bonds issued by various municipalities in connection with certain commercial developments. We will be required to make payments under our guarantees to the extent that incremental taxes from specified developments are not sufficient to pay the bond debt service. Management does not believe that it is probable that we will be required to make any significant payments in satisfaction of these guarantees.

We also have guaranteed the repayment of a $2 million mortgage loan encumbering the real estate of one of our unconsolidated joint ventures. At December 31, 2005, the outstanding balance on this loan was approximately $1.2 million. Management believes that the value of the real estate exceeds the loan balance and that we will not be required to satisfy this guarantee.

We evaluated all applicable guarantees under FASB Interpretation 45 (“FIN 45”) in order to determine whether there is a need to recognize a liability for the obligations under the guarantees. Based upon our review, no liability was recorded at December 31, 2005.

We have entered into agreements, subject to the completion of due diligence requirements, resolution of certain contingencies and completion of customary closing conditions, for the future acquisition of land totaling $65.0 million. We also have entered into an agreement to acquire an 18 building portfolio for approximately $194.1 million, which is expected to close in 2006.

We renewed all of our major insurance policies in 2005. These policies include coverage for acts of terrorism for our properties. We believe that this insurance provides adequate coverage against normal insurance risks and that any loss experienced would not have a significant impact on our liquidity, financial position, or results of operations.

We are subject to various legal proceedings and claims that arise in the ordinary course of business.  In the opinion of management, the amount of any ultimate liability with respect to these actions will not materially affect our consolidated financial statements or results of operations.

(16) Subsequent Events

In January 2006, we announced the acquisition of approximately 5.1 million square feet of bulk industrial properties located at the Port of Savannah for a total purchase price of approximately $194.1 million. The portfolio consists of 18 buildings and is located near one of the fastest growing ports in the country. The properties are 100% leased with a weighted average lease term of 7.5 years. This transaction makes us the largest industrial property owner in the Savannah area and complements our industrial holdings across the Southeast. In addition, we have the option to acquire future completed development projects on 400 acres of land in the same market.

In January 2006, the General Partner issued $184 million of 6.95% Series M Cumulative Redeemable Preferred Units, which replaced the General Partner’s $75 million 8.45% Series I Preferred Units that it redeemed in February 2006.

In January 2006, we renewed our unsecured revolving credit facility. The new facility provides borrowing capacity up to $1 billion and, subject to certain conditions, may be increased to $1.3 billion. Under the new facility, which replaces the previous unsecured line of credit agreement, the interest rate has been reduced to LIBOR plus 52.5 basis points, the borrowing capacity has been increased by $500 million and the maturity date has been extended to January 25, 2010.

In February 2006, we issued $125.0 million of 5.5% senior notes due 2016.

In February 2006, we acquired 27 suburban office and light industrial buildings, encompassing more than 2.3 million square feet from the Mark Winkler Company for $619.0 million. The 27 buildings are part of a 32 building portfolio located in three primary submarkets in Northern Virginia. We will close on the remaining five buildings in the portfolio throughout the first and second quarters of 2006. In addition to the 27 buildings we also closed on approximately 166 acres of undeveloped land located in major business parks that can support the future development of approximately 3.7 million square feet of office and industrial buildings. In connection with the acquisition, we obtained a $700 million secured term loan priced at LIBOR plus 52.5 basis points with a scheduled maturity date of September 2006. Subject to Lender’s approval, the maturity date may be extended to March 2007.